EXHIBIT 10.14

Termination Agreement

Party A:                                Penglai XinGuan Investment Ltd.

Party B:                                Jinhai Mine Underground Engineering Limited

After friendly negotiation, Party A and Party B have concluded that it would be in their mutual best interests to terminate the Construction Project Agreement concerning the mining project at Dazhaojia mining area, effective from November 1, 2010. Accordingly, both parties shall be relieved from any and all rights and obligations arising out of or relating to the Construction Project Agreement.

This Agreement is in duplicate, of which one copy for each party.

PARTY A:	Penglai XinGuan Investment Limited
Name of Authorized agent: Wenge Liu (signed and sealed)
/s/ Wenge Liu

PARTY B:	Jinhai Mine Underground Engineering Limited
Name of authorized agent: Yong Wang (signed and sealed)
/s/ Yong Wang

Date	September 30, 2010